SUB-ADVISORY AGREEMENT

AGREEMENT made this 1st day of October, 2007, by and between Evergreen Investment Management Company, LLC (the “Adviser”), and First International Advisors, LLC (the “Sub-adviser”).

WHEREAS, the Adviser serves as investment adviser to the Evergreen Core Plus Bond Fund (the “Fund”), a series of the Evergreen Fixed Income Trust (the “Trust”), a Delaware statutory trust which has filed a registration statement under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933, as amended (the “Registration Statement”); and

WHEREAS, the Adviser desires to avail itself of the services, advice and assistance of the Sub-adviser to assist the Adviser in providing investment advisory services to the Fund; and

WHEREAS, the Sub-adviser is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), is engaged in the business of rendering investment advisory services to investment companies and other institutional clients and desires to provide such services to the Adviser;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follow:

1.  Employment of the Sub-adviser.  The Adviser hereby employs the Sub-adviser to furnish continuously an investment program for the Fund with respect to the portion of the Fund's portfolio invested in foreign fixed income securities (as described in the Fund's current Governing Documents (as defined below) as allocated to the Sub-Adviser by the Adviser, and as they may be amended from time to time) (the "Foreign Debt Portfolio") and to make all related investment decisions on behalf of the Fund and place all orders for securities and other transactions in connection with the management of the Foreign Debt Portfolio, subject to the control and direction of the Trust’s Board of Trustees, for the period and on the terms hereinafter set forth.  The Sub-adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided.  The Sub-adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Adviser or the Trust in any way.  The Sub-adviser may execute Trust documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with its providing advisory services to the Fund.

2.  Obligations of Services to be provided by the Sub-adviser.  The Sub-adviser undertakes to provide the following services and to assume the following obligations:

a.  The Sub-adviser shall furnish continuously an investment program for the Fund with respect to the Foreign Debt Portfolio and will make all related investment decisions on behalf of the Fund and place all orders for securities or other transactions in connection with the management of the Foreign Debt Portfolio, all without prior consultation with the Adviser, subject to and in accordance with (i) the investment objective and policies of the Fund applicable to the Foreign Debt Portfolio set forth in the Fund’s Prospectus and Statement of Additional Information as from time to time in effect (together, the “Governing Documents”), (ii) the requirements applicable to registered investment companies under applicable laws, including without limitation the 1940 Act and  Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable to the Foreign Debt Portfolio, and (iii) any written instructions which the Adviser or the Trust’s Board of Trustees may issue from time to time.  The Sub-adviser also agrees to conduct its activities hereunder in accordance with any applicable procedures or policies adopted by the Trust’s Board of Trustees as from time to time in effect (the “Procedures”).  The Adviser has provided to the Sub-adviser copies of all Governing Documents and Procedures and shall promptly provide to the Sub-adviser any amendments or supplements thereto.  Subject to and in pursuance of the foregoing, the Sub-adviser is authorized to make all determinations with respect to the purchase and sale of portfolio securities in respect of the Foreign Debt Portfolio and shall take such action necessary to implement the same.  The Sub-adviser shall render such reports to the Trust’s Board of Trustees and the Adviser as they may reasonably request concerning the investment activities of the Fund.  Unless the Adviser gives the Sub-adviser instructions to the contrary, the Sub-adviser shall, in good faith and in a manner which it reasonably believes best serves the interests of the Fund's shareholders, direct the Fund's custodian as to how to vote such proxies as may be necessary or advisable in connection with any matters submitted to a vote of shareholders of securities in which the Foreign Debt Portfolio may be invested.

b.  Absent instructions of the Adviser to the contrary, the Sub-adviser shall, in the name of the Fund, place orders for the execution of portfolio transactions with or through such brokers, dealers or other financial institutions as it may select.  In executing portfolio transactions and selecting broker-dealers, the Sub-adviser will use its best efforts to seek best execution on behalf of the Fund.  In assessing the best execution available for any transaction, the Sub-adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker-dealer, and the reasonableness of the commission, if any (all for the specific transaction and on a continuing basis).  In evaluating the best execution available, and in selecting the broker-dealer to execute a particular transaction, the Sub-adviser may also consider the brokerage and research services (as those terms are used in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided..  The Sub-adviser is authorized to pay a broker-dealer who provides such brokerage and research services an amount of commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if, but only if, the Sub-adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer viewed in terms of either that particular transaction or in terms of all of the accounts over which the Sub-adviser exercises investment discretion.

c.  In connection with the placement of orders for the execution of the portfolio transactions of the Fund, the Sub-adviser shall create and maintain all records pertaining to the purchase and sale of investments by the Sub-adviser on behalf of the Fund required by Rule 31a-1(b)(5) and (9) under the 1940 Act.  All such records shall be the property of the Trust and shall be available for inspection and use by the Securities and Exchange Commission (“SEC”), the Trust, the Adviser or any person retained by the Trust at all reasonable times.  Where applicable, such records shall be maintained by the Sub-adviser for the periods and in the places required by Rule 31a-2 under the 1940 Act.

d.  Except for expenses specifically assumed or agreed to be paid by the Sub-adviser pursuant hereto, the Sub-adviser shall not be liable for any expenses of the Adviser or the Trust including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Fund, and (c) custodian fees and expenses.  The Sub-adviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

3.  Compensation of the Sub-adviser.  In full consideration of services rendered pursuant to this Agreement, the Adviser will pay the Sub-adviser a fee at the annual rate set forth in Schedule A hereto.  Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month.  If the Sub-adviser shall serve for less than the whole of any month, the foregoing compensation shall be prorated.  For the purpose of determining fees payable to the Sub-adviser, the value of the Fund’s net assets shall be computed at the times and in the manner determined by the Trust’s Board of Trustees and set forth in the Governing Documents.

4.  Other Activities of the Sub-adviser.  The services of the Sub-adviser hereunder are not to be deemed exclusive, and the Sub-adviser shall be free to render similar services to others and to engage in other activities, so long as the services rendered hereunder are not impaired.

5.  Liability of the Sub-adviser.  Absent willful misfeasance, bad faith, or gross negligence in the performance of the Sub-adviser’s duties hereunder or reckless disregard by the Sub-adviser of its obligations and duties hereunder, neither the Sub-adviser nor any of its officers, directors, shareholders, employees or agents shall be liable to the Adviser, the Trust or any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or as a result of any other act or omission.  Subject to the foregoing, nothing herein shall constitute a waiver of any rights or remedies that the Trust may have under any federal or state securities laws.

6.  Limitation of Trust’s Liability.  The Sub-adviser acknowledges that it has received notice of and accepts the limitations upon the Fund’s liability set forth in its Agreement and Declaration of Trust.  The Sub-adviser agrees that any of the Fund’s obligations shall be limited to the assets of the Fund and that the Sub-adviser shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trust officer, employee or agent of the Trust.

7.  Renewal, Termination and Amendment.  This Agreement shall continue in effect for a period of two years from the date of its execution unless sooner terminated as hereinafter provided, and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved at least annually by the Trustees of the Trust or a vote of the holders of a majority of the outstanding voting securities of the Fund and by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such partyor the Trust, cast in accordance with the provisions of the 1940 Act.  This Agreement may be terminated at any time without payment of any penalty, by the Adviser, the Trust’s Board of Trustees, or by a vote of a majority of the outstanding voting securities of the Trust upon 60 days prior written notice to the Sub-adviser or by the Sub-adviser upon 90 days prior written notice to the Adviser, or upon such shorter notice as may be mutually agreed upon.  This Agreement shall terminate automatically and immediately upon termination of the Investment Advisory and Management Agreement between the Adviser and the Trust.  This Agreement shall terminate automatically and immediately in the event of its assignment.  The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth for such terms in the 1940 Act.  This Agreement may be amended at any time by the Sub-adviser and the Adviser, subject to approval by the Trust’s Board of Trustees and, if required by applicable SEC rules and regulations, a vote of a majority of the Fund’s outstanding voting securities and a vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, the Adviser or the Sub-adviser, cast in person at a meeting called for the purpose of voting on such approval.

8.  Confidential Relationship.  Any (i) information that is not generally available to, or known by, the public and obtained or received by a party to this Agreement in the course of or in connection with the performance of its obligations under this Agreement and (ii) advice furnished by either party to this Agreement to the other party to this Agreement in the course of or in connection with the performance of its obligations under this Agreement, shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by law, rule,regulation or court order, and shall not be used by the receiving or obtaining party except for the benefit of the other party.  The Adviser hereby consents to the disclosure to third parties of investment results and other data of the Trust in connection with providing composite investment results and related information of the Sub-adviser.

9. Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

10.  Miscellaneous.    Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without giving effect to conflict of laws rules.  The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

EVERGREEN INVESTMENT MANAGEMENT COMPANY, LLC

By: /s/ Michael H. Koonce

Name: Michael H. Koonce

Title: Secretary and Senior Vice President

FIRST INTERNATIONAL ADVISORS, LLC

By: /s/ Peter Wilson

Name: Peter Wilson

Title: Managing Director

October 1, 2007

Schedule A

As compensation for the Sub-adviser’s services to the Fund during the period of this Agreement, the Adviser will pay to the Sub-adviser a fee at the annual rate of:

I.          Evergreen Core Plus Bond Fund

0.045% of the Average Daily Total Net Assets of the Fund